Exhibit 16.1

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street 03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

September 13, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of China Health Industries Holdings, Inc. to be filed with the Securities and Exchange Commission on or about September 13, 2024. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Assentsure PAC

Singapore